UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2007 (August 10, 2007)

MQ ASSOCIATES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-101399	52-2148018
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

3480 Preston Ridge Road, S
Suite 600
Alpharetta, Georgia 30022
(Address of Principal Executive Office, including Zip Code)

(770) 300-0101
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             Entry into a Material Definitive Agreement.

MQ Associates, Inc. entered into a definitive merger agreement dated as of August 10, 2007 (the “Merger Agreement”) with Novant Health, pursuant to which Novant will acquire MQ Associates.

Under the terms of the Merger Agreement, Novant will pay $45 million in cash at closing, and contingent consideration in an amount up to $35 million based on the company’s adjusted EBITDA during the 2008 fiscal year.  The Merger Agreement provides that closing is subject to certain healthcare and other regulatory approvals, including the expiration or termination of the waiting period under the Hart Scott-Rodino Act, as well as other customary closing conditions.

In connection with the merger, MQ Associates’ controlling stockholder, an affiliate of J.P. Morgan Partners, LLC, has entered into a Voting Agreement, pursuant to which it has agreed to vote all of its shares of voting stock in favor of the merger not later than September 14, 2007.

The transaction will result in a change of control under the terms of the indentures with respect to MQ Associates’ 12¼% senior discount notes and MedQuest, Inc.’s 11⅞% senior subordinated notes.

ITEM 7.01             Regulation FD Disclosure

On August 13, 2007, the Company issued a press release announcing the definitive merger agreement.  A copy of the press release is attached as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1, will not be treated as filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Exchange Act, unless that filing expressly refers to specific information in this report. The furnishing of the information in this Item 7.01 is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information in this Item 7.01 is material information that is not otherwise publicly available.

ITEM 9.01             Financial Statements and Exhibits.

(c)           Exhibits.

Number	Description of Exhibit

99.1	Press release dated August 13, 2007.

* * * * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MQ ASSOCIATES, INC.

Dated: August 13, 2007
	By:	/s/ Todd E. Andrews
Name: Todd E. Andrews
Title: Chief Financial Officer

EXHIBIT INDEX

Number	Description of Exhibit

99.1	Press release dated August 13, 2007.